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                                                                    EXHIBIT 99


PRESS RELEASE                                           Contact:  Bill Foust
                                                                  770-569-4203

                                                                  Paul Roberts
                                                                  770-569-4277



      SCHWEITZER-MAUDUIT TO ACQUIRE SPECIALTY PAPER MANUFACTURER IN FRANCE



Alpharetta, GA, January 13, 1998.  Schweitzer-Mauduit International, Inc. (NYSE:
SWM) today announced it has reached agreement to acquire Ingefico, S.A. and its pulp and specialty paper manufacturing subsidiaries, Groupe SAPAM and Papeteries de la Moulasse, located in St. Girons in the southwestern part of France. Terms of the transaction, which is subject to approval by regulatory authorities in France, were not disclosed. The transaction is expected to close in the first quarter of 1998.

The St. Girons facility has been a supplier of tobacco industry papers since approximately 1900 and is one of the oldest specialty paper mills in Europe, marketing its products under the "Job Cigarette Paper" brand.

The facility includes a pulp mill for producing textile pulp, three fine paper machines and associated converting equipment. The mill has annual production capacities of approximately 14,000 metric tons of paper and approximately 6,000 metric tons of pulp, most of which is used internally. It principally produces fine paper for the tobacco industry and also manufactures textile market pulp and other specialty papers. The mill employs approximately 250 people.

The St. Girons mill will be Schweitzer-Mauduit's fourth production location in France. Jean-Pierre Le Hetet, president of Schweitzer-Mauduit's French operations said, "This acquisition will provide capacity needed to support our anticipated growth in sales of tobacco industry papers worldwide. It will enhance our ability to serve the existing and new requirements of our customers."

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags and business forms. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 2,400 people worldwide, with operations in the United States, France and Canada.


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